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                                                                      EXHIBIT 99


CONTACT:
Jack Natili                                          direct phone:  803.748.2643
Executive Vice President and Chief Operating Officer          fax:  803.748.2839
                                                      e-mail:  natij@seibels.com

FINANCE CONTACT:
Ken Marter                                           direct phone:  803.748.2767
Chief Financial Officer and Treasurer                         fax:  803.748.8393
                                                      e-mail:  martk@seibels.com

FOR IMMEDIATE RELEASE

                     THE SEIBELS BRUCE GROUP, INC. ANNOUNCES
            SETTLEMENT OF GRAWARD GENERAL COMPANIES, INC. LITIGATION

Columbia, South Carolina, November 29, 2000 -- The Seibels Bruce Group, Inc. (OTC Bulletin Board: SBIG) today announced that it reached a settlement with the sellers of Graward General Companies, Inc. (Sellers) related to an acquisition dispute.

In the settlement, the Sellers agreed to cancel four Subordinated Purchase Notes dated May 1, 1998 in the aggregate face amount of $2,700,000 and to forgive all indebtedness for principal and interest thereunder. Seibels Bruce in turn agreed to dismiss a pending motion and an arbitration demand. Additionally, Seibels Bruce agreed to provide the Sellers warrants for 25,000 shares of Seibels Bruce common stock with an exercise price of $3.00 per share, and warrants for 25,000 shares of Seibels Bruce common stock with an exercise price of $7.00 per share.

"Litigation is always disruptive in the business setting. We are pleased to have this issue behind us, so we may focus on our operations," stated Jack Natili, executive vice president and chief operating officer.

The Seibels Bruce Group, Inc. receives fee-based income through the NFIP, various state-sponsored insurance plans, claim administration and other insurance services. In addition, it is a provider of automobile and commercial lines property and casualty

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insurance products. Additional information about Seibels Bruce can be found on-line at http://www.seibels.com.

Certain items in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Seibels Bruce or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Additional information concerning such matters is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and other documents subsequently filed by the Company with the SEC, all of which are available from the SEC. Such forward-looking statements speak only as of the date of this press release. Seibels Bruce expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Seibels Bruce's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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